Exhibit 10.2

AMENDMENT NO. 1

     THIS AMENDMENT No. 1 to that certain Employment Agreement dated as of the 15th day of March 2004, by and between CSX Corporation (the “Company”) and Tony L. Ingram (the “Executive”) is entered into this 13th day of December 2004.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Section 14 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

          14. WAIVER AND RELEASE WITH RESPECT TO PRIOR AGREEMENTS. In exchange for the compensation and benefits promised herein, in the event of a Termination of Employment, pursuant to section 5, the Executive hereby waives and releases the Company and its affiliates from any and all claims he ever had or may have arising from or in connection with Sections 6(a), (b), and (c), of the letter agreement dated March 15, 2004, as the same may be amended to the date hereof (“Prior Agreement”), between the Company and the Executive and the Executive acknowledges that in the event of a Termination of Employment, pursuant to section 5, this Agreement supersedes and renders null and void in all respects Sections 6(a), (b), and (c) of the Prior Agreement. A copy of the Prior Agreement is attached hereto as Exhibit “A”.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 on the date first above written.

/s/ Tony L. Ingram

Tony L. Ingram

CSX CORPORATION

/s/ Ellen M. Fitzsimmons

By: Ellen M. Fitzsimmons
Its: Senior Vice President

EXHIBIT A

PRIOR AGREEMENT

500 Water St. C900 Jacksonville, FL 32202 (904) 366-5603 Fax (904) 359-1859

  Robert J. Haulter
Senior Vice President – Human Resources

March 15, 2004

Mr. Tony L. Ingram
Three Commericial Place
Norfolk, VA 23510-9241

Dear Tony:

     To confirm our discussion, I am pleased to offer you the position of Executive Vice President and Chief Operating Officer of CSX Transportation, Inc. (“CSXT”) reporting to Michael J. Ward. All of us involved in discussions with you believe you will be a valuable addition to the CSXT management team.

     The following is a summary of the principal elements of our offer to you:

Annual Base Salary	$450,000
Target Annual Bonus Opportunity (90%)	$405,000
Signing Bonus	$250,000
Signing Restricted Stock Grant	25,000	shares

     The sign-on bonus will be payable as soon as reasonably practicable after your Employment Date (defined as your first day of employment with CSXT). The Restricted Stock Grant will vest in four years: 5,000 shares each on the first, second and third anniversary dates of your Employment Date and 10,000 shares on the fourth anniversary Employment Date.

     Additional details are:

1.	The Compensation Committee of the Board of Directors of CSX Corporation (the “Compensation Committee”), has approved your eligibility to participate in the 2004/2005 Long-Term Incentive Program under which any award payable would be paid in 2006. Your grant under this program is 90,000 units.

2.	To assist you in your move to Jacksonville, Florida, CSX Corporation (hereinafter referred to as “CSX”) will provide you with a full relocation program including movement of household goods and a home purchase program. A copy of our relocation program is included as Attachment A. Please contact Steve Frey, Director – Executive Recruiting, to assist you in the relocation process. His phone number is 904/359-2479. Attachment B will cover our agreement on loss on home sale.

3.	You will be eligible to participate in the CSX Perquisite Program, included in Attachment C.

4.	You will be offered an employment agreement that would provide you with certain benefits in the event of a change of control of CSX (the “Employment Agreement”). Your agreement would mirror that of your peer CSX executives. A copy of this agreement is Attachment D.

5.	After the termination of your employment for any reason other than Cause (as defined below), the Compensation Committee has approved your eligibility to receive a nonqualified pension benefit under the Special Retirement Plan of CSX Corporation and Affiliated Corporations to be calculated as follows:

(a)	Credited Service for purposes of eligibility and benefit accrual (but not for purposes of determining Average Compensation) shall include all months of service with Norfolk Southern Corporation or its affiliates (“NS”) and CSX. You will obtain written confirmation of your months of service with NS as soon as reasonably practicable after your Employment Date.

(b)	The Special Retirement Plan benefit shall be calculated pursuant to Article IV of the CSX Pension Plan. You may defer commencement of your benefit payments until you attain age 60, at which time, in accordance with the terms of the Special Retirement Plan, there would be no reduction for early commencement.

(c)	For purposes of determining the accrued benefit, Compensation will be determined in accordance with Section 1.15 of the CSX Pension Plan and Average Compensation will be determined in accordance with Section 1.10 of the CSX Pension Plan.

(d)	Your monthly benefit under the Special Retirement Plan shall be offset by (1) the amount of monthly pension benefit (both qualified and nonqualified) that you receive from NS; (2) any monthly benefit you receive under the CSX Pension Plan (unless you elect to receive such benefit in the form of a lump sum), and (3) a portion of any monthly benefits you receive under the Federal Railroad Retirement Act or the Social Security Act when you become eligible for them in accordance with the provisions of Article IV of the CSX Pension Plan. You represent that you will elect to commence your pension benefits (both qualified and nonqualified) from the NS plans either prior to or at the same time that you elect to commence such benefits under the CSX plans.

6.	You will be offered the following benefits if CSX terminates your employment (including a “Constructive Termination” as defined below) other than as a result of Cause or Disability (as defined below), or if you terminate your employment for “Good Reason” (as defined below).

(a)	If such termination occurs within two (2) years of your Employment Date as defined above, CSX will pay you a lump sum severance benefit, within thirty (30) days after the date of termination, equal to two times the sum of (1) your Annual Base Salary at the time of termination and (2) your target Annual Bonus. Furthermore, following the end of the year of termination, CSX will determine the amount of the Annual Bonus to which you would actually have been entitled had your employment not terminated, and if that amount exceeds your target Annual Bonus for that year, CSX will pay you an additional amount equal to two times such excess. In addition, to the extent any of your restricted stock granted at the commencement of your employment has not vested, such shares will vest immediately as of the date of termination.

(b)	If such termination occurs more than two (2) but less than five (5) years after your Employment Date, CSX will pay you a lump sum severance benefit, within thirty (30) days after the date of termination, equal to two times your Annual Base Salary at the time of termination. In addition, to the extent any of your restricted stock granted at the commencement of your employment has not vested, such shares will vest immediately as of the date of termination.

(c)	If such termination occurs more than five years after your Employment Date, CSX will pay you a lump sum severance benefit, within thirty (30) days after the date of termination, equal to your Annual Base Salary at the time of termination.

(d)	The preceding sections 6(a), (b) and (c) will not apply in the event of any termination of employment that occurs during the Employment Period (as defined in the attached Employment Agreement), which will be governed exclusively by that agreement. With respect to the bonus calculations described in the preceding three paragraphs, no reduction or enhancement will be made for individual performance. The payments described in the preceding three paragraphs will be made in lieu of any severance or other benefit to which you might otherwise be entitled under any severance plan, program or policy of CSX and its affiliates, and you will be required to sign a waiver and release in order to receive them.

For these purposes,

(i)	“Cause” means (a) your willful and continued failure substantially to perform your duties as an employee of CSX (other than as a result of physical or mental illness or injury) after a written demand for substantial performance has been delivered to you by CSX; (b) your willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to CSX, provided that for purposes of this provision, no act or failure to act shall be considered “willful” unless it is done or omitted to be done by you in bad faith or without reasonable belief that your action or omission was in the best interests of CSX; or (c) the determination by the Board of Directors of CSX that you have violated the CSX Code of Ethics, after you have had an opportunity to present any documents or other evidence that you deem necessary at a hearing at which you and your counsel may be present.

(ii)	(ii) “Disability” means you are unable to engage in any type of gainful employment for which you are reasonably suited by education, training and experience, in accordance with the definition under the CSX Corporation Salary Continuance and Long-Term Disability Plan;

(iii)	(iii) “Constructive Termination” means (a) a material diminution of your duties or responsibilities as Executive Vice President and Chief Operating Officer, including your ceasing to report to the Chief Executive Officer of CSX, but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by CSX promptly after receipt of written notice thereof given by you; (b) a reduction in your Annual Base Salary, target Annual Bonus or incentive compensation under the 2004/2005 Long-Term Incentive Program or subsequent incentive programs, employee benefits or perquisites, unless your peer executives suffer a comparable reduction; and

(iv)	“Good Reason” means (a) a material diminution of your duties or responsibilities as Executive Vice President and Chief Operating Officer, including your ceasing to report to the Chief Executive Officer of CSX, but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by CSX promptly after receipt of written notice thereof given by you; (b) the failure by CSX to comply with the provisions of this

Agreement with respect to the amount of your Annual Base Salary, target Annual Bonus, or incentive compensation under the 2004/2005 Long-Term Incentive Program or subsequent incentive programs, unless such failure is remedied by CSX promptly after receipt of written notice thereof given by you; or (c) a direction by CSX to act in a manner which would cause you to be in breach of your confidentiality and non-solicitation agreement dated [date] with NS, unless such direction is rescinded promptly after receipt of written notice thereof given by you.

7.	CSX will assist you in the selection of counsel and pay in advance all your expenses (including counsel fees, expert witness fees, costs of investigation, litigation and appeal and the like), incurred in defending any civil action by NS against you which claims a breach of your confidentiality and non-solicitation agreement dated [date] with NS; provided, however, that if you are adjudicated by a court of competent jurisdiction after exhaustion of all of your appeal rights, to have deliberately and materially breached such agreement, you will repay CSX Corporation such expenses.

Tony, I am pleased to offer you this position and look forward to your affirmative response. Please call me with any issues or questions.

Sincerely,

/s/ Robert J. Haulter

Robert J. Haulter

cc: Michael J. Ward

Enclosures

/s/ Tony L. Ingram	3-12-04

Accepted	Date